Exhibit 23.1
                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in the Prospectus constituting part of this Registration Statement on Form S-4 of Specialty Retailers, Inc. of our report dated April 14, 1995 relating to the consolidated financial statements of Specialty Retailers, Inc., which appears in such Prospectus. We also consent to the application of such report to the Financial Statement Schedules for the three years ended January 28, 1995 listed under Item 21(b) of this Registration Statement when such schedules are read in conjunction with the financial statements referred to in our report. The audits referred to in such report also included these schedules. We also consent to the reference to us under the heading "Experts" in such Prospectus.

PRICE WATERHOUSE LLP

Houston, Texas
August 18, 1995

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